PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To the Prospectus dated June 25, 2008)	Registration No. 333-150368

GMX Resources Inc.

9.25% Series B Cumulative Preferred Stock

Liquidation Preference $25.00 Per Share

Having an Aggregate Offering Price of Up to $62,712,500

This prospectus supplement relates to the issuance and sale of shares of our 9.25% Series B Cumulative Preferred Stock, par value $0.001 per share, liquidation preference $25.00 per share (“Series B Preferred Stock”) having an aggregate offering price of up to $62,712,500 (and not to exceed 3,000,000 shares) from time to time through McNicoll, Lewis & Vlak LLC (“MLV”). These sales, if any, will be made in accordance with the terms of a sales agreement between MLV and us.

Sales of shares of our Series B Preferred Stock, if any, by MLV will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on The New York Stock Exchange or sales made through a market maker other than on an exchange. MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us. Under the terms of the sales agreement, MLV will be compensated in an amount up to 5% of the gross proceeds from the sales of shares of Series B Preferred Stock, as mutually agreed upon by the Company and MLV from time to time.

We will pay cumulative dividends on the Series B Preferred Stock from, but excluding, the date of original issuance in the amount of $2.3125 per share each year, which is equivalent to 9.25% of the $25.00 liquidation preference per share. However, if the Series B Preferred Stock is not subject to a “national market listing,” as defined in this prospectus supplement, or if we fail to pay cash dividends on the outstanding Series B Preferred Stock in full for any four consecutive or non-consecutive quarters, investors will be entitled to receive cumulative cash dividends at the increased rate of 12.00% per annum of the $25.00 liquidation preference (equivalent to $3.00 per annum per share) as outlined in this prospectus supplement. Dividends on the Series B Preferred Stock are payable quarterly in arrears.

Holders of our Series B Preferred Stock generally will have no voting rights but will have limited voting rights if we fail to pay dividends for four or more quarters and under certain other circumstances, which are described in this prospectus supplement under “Description of Series B Preferred Stock – Voting Rights.”

We may not redeem the Series B Preferred Stock before September 30, 2011, except as described below. On or after September 30, 2011, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. If at any time a “Change of Ownership or Control,” as defined in this prospectus supplement, occurs, we will redeem or, in the event we are acquired by a “Qualifying Public Company,” such Qualifying Public Company will have the right to redeem, the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred at the redemption price of $25.00 per share, plus any accrued and unpaid dividends, as of the redemption date. Our Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or other mandatory redemption and is not convertible into any of our other securities.

Our shares of Series B Preferred Stock are traded on The New York Stock Exchange under the symbol “GMXR-PR.” The last reported sale price of our Series B Preferred Stock on The New York Stock Exchange on December 13, 2010 was $24.75 per share.

Investing in our Series B Preferred Stock involves risks. Please read “Supplemental Risk Factors” beginning on page S-10 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 14, 2010

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus supplement may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement. You should not assume that the information incorporated by reference in this prospectus supplement is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering, including the plan of distribution pursuant to the sales agreement with MLV. The second part, the accompanying prospectus, including the documents incorporated by reference provides more general information. The accompanying prospectus was filed with our registration statement on Form S-3 (registration file no. 333-150368) with the Securities and Exchange Commission (the “SEC”) as part of a shelf registration process. Under the shelf registration process, we may offer to sell debt securities, common stock, preferred stock, warrants, depository shares, guarantees and units, from time to time in one or more offerings, up to a total dollar amount of $500,000,000. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. This prospectus supplement provides you with a general description of the offered securities. You should read this prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus and any free writing prospectus distributed by us before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement, contained, or incorporated by reference, in the accompanying prospectus or contained in any free writing prospectus we have distributed in connection with this offering. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus distributed by us is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any free writing prospectus or any sale of a security.

We are not making any representation to you regarding the legality of an investment in Series B Preferred Stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of the Series B Preferred Stock.

Information contained on or accessible through our website does not constitute part of this prospectus supplement.

As used in this prospectus supplement, references to “we,” “our,” “us,” “GMX,” and the “Company” are to GMX Resources Inc. and, except as the context otherwise requires, our consolidated subsidiaries, including Endeavor Pipeline Inc. (“Endeavor Pipeline”), Endeavor Gathering, LLC (“Endeavor Gathering”) and Diamond Blue Drilling Co. (“Diamond Blue”).

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 16, 2010;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as filed with the SEC on May 10, 2010, August 6, 2010 and November 9, 2010, respectively;

•	our Current Reports on Form 8-K, as filed with the SEC on March 8, 2010, March 12, 2010, March 17, 2010, April 6, 2010, May 25, 2010, July 13, 2010, October 7, 2010 and December 14, 2010;

•	information specifically incorporated by reference into our Annual Report on Form 10-K from our proxy statement on Schedule 14A filed on April 19, 2010; and

•

the description of our Series B Preferred Stock contained in our Registration Statement on Form 8-A filed with the SEC on August 8, 2006, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the SEC in accordance with SEC rules and regulations) subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with the prospectus at no cost to the requestor. Inquiries should be directed to: Alan Van Horn, Investor Relations Manager, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, (405) 600-0711.

Any statement contained in this prospectus supplement, or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

Our filings with the SEC are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, calling or emailing Alan Van Horn, Investor Relations Manager at our principal executive office, which is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, or by telephone or email at (405) 600-0711 or avanhorn@gmxresources.com, respectively.

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the distribution of these securities. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

FORWARD-LOOKING STATEMENTS

All statements made in this prospectus supplement and the accompanying prospectus other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures, the number and location of planned wells, the quality of our properties and potential production reserve levels and future revenue and cash flow. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects”, “guidance” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are subject to all the risks and uncertainties which are described therein, in our annual report on Form 10-K for the fiscal year ended December 31, 2009, our quarterly reports on Form 10-Q filed thereafter and, our other periodic filings with the SEC. We may also make material acquisitions or divestitures or enter into additional financing transactions. Other factors, risks and uncertainties could cause actual results to differ materially from our expectations as discussed in this prospectus supplement, the accompanying prospectus and as otherwise described in our periodic filings with the SEC. None of these events can be predicted with certainty, and they are not taken into consideration in the forward-looking statements.

For all of these reasons, actual results may vary materially from the forward-looking statements and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward-looking statements to reflect events or circumstances occurring after the date the statement is made, except as may be required by federal securities laws.

There are a number of risks that may affect our future operating results and financial condition. These are described in this prospectus supplement beginning on page S-7 and the accompanying prospectus beginning on page 4.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our Series B Preferred Stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors, the financial statements and the other documents and information incorporated herein and therein by reference included or incorporated by reference in this prospectus supplement.

General

We are a “pure play” independent oil and natural gas exploration and production company focused on development of unconventional Haynesville/Bossier Shale and Cotton Valley Sands in the Sabine Uplift of the Carthage, North Field of Harrison and Panola counties of East Texas (our “core area”). We state that we are a “pure play” company because materially all of our business is devoted to drilling for and producing oil and natural gas in one core area.

We have three subsidiaries, Diamond Blue Drilling Co., which owns three conventional drilling rigs in our core area, Endeavor Pipeline Inc., which operates our natural gas gathering system in our core area and Endeavor Gathering, LLC, which owns the natural gas gathering system and related equipment operated by Endeavor Pipeline. A 40% interest in Endeavor Gathering is owned by Kinder Morgan Endeavor LLC.

Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

History

The company is an Oklahoma corporation. We were incorporated in 1998 and acquired producing and undeveloped oil and natural gas properties located primarily in our core area, Kansas, and southeastern New Mexico from a bankruptcy liquidation of a small, privately-held company. We have leased additional undeveloped acreage and drilled wells in our core area since 1998. We have since sold the Kansas properties and concentrated our efforts in our core area, primarily since 2003 when we entered into a joint development agreement with Penn Virginia Oil & Gas, L.P. (“PVOG”), a wholly-owned subsidiary of Penn Virginia Corporation (NYSE: PVA). Although the area of mutual interest portion of this joint development agreement has expired, we continue to own acreage in our core area jointly with PVOG. We have drilled approximately 350 vertical and three horizontal Cotton Valley Sands wells in addition to Travis Peak Sand wells. In the fall of 2008, we transitioned into drilling horizontal wells into the Haynesville/Bossier Shale and as of December 13, 2010, had drilled and completed 30 Haynesville/Bossier Shale horizontal (“H/B Hz”) wells. Today we have two rigs drilling H/B Hz wells with planned transition to a one to two rig development program in 2011.

Recent Developments

Our current 2011 capital expenditure budget is $152 million based on running a 1.5 net rig drilling program.

We have identified 144 locations that we believe will allow for drilling of laterals with an average length of 6,460 feet. We have continued to see a reduction in the cost per lateral foot as the average lateral length of completed wells increase. In the first quarter of 2010, our cost per lateral foot was $2,029 with an average lateral length of 4,339 feet. In the third quarter of 2010, our cost per lateral foot has decreased to $1,785 with an average lateral length of 5,073 feet and as we continue to drill longer lateral wells, we expect the cost per lateral foot to further decline. In addition, based on a current spud to spud cycle of approximately 36 days, we expect that one rig will drill 10 wells per calendar year compared to an historical average spud to spud cycle of 45 days and 8 wells per rig per calendar year.

We have scheduled commitments to complete (fracture stimulation) eight wells in Q4 2010. The number of drilled and cased wells awaiting completion currently stands at three wells as of December 13, 2010. We have decided to sublease three of our contracted H&P FlexRigs. We will pursue sublease opportunities as we believe the market for H&P FlexRig3s™ remains robust. We currently have three rigs subleased; one for the remainder of the term of the contract, one until February of 2011 and one until June of 2011. At this time, we anticipate resuming drilling with two rigs beginning in June 2011.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series B Preferred Stock, see “Description of Series B Preferred Stock” beginning on page S-21 of this prospectus supplement and “Description of Capital Stock” beginning on page 9 of the accompanying prospectus.

Issuer	GMX Resources Inc.

Securities offered	9.25% Series B Cumulative Preferred Stock, par value $0.001 per share, having an aggregate offering price of up to $62,712,500 (and not to exceed 3,000,000 shares). As of December 13, 2010, the Company had 2,000,000 shares of Series B Preferred Stock issued and outstanding.

Dividends	Holders of the Series B Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.25% per annum of the $25.00 per share liquidation preference, equivalent to $2.3125 per annum per share. Dividends on the Series B Preferred Stock accrue and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about the last calendar day of each March, June, September and December. We have set the close of business on December 21, 2010 as the record date for holders entitled to dividends on the Series B Preferred Stock to be paid on December 31, 2010.

We will not declare or pay or set aside for payment any dividend on the shares of Series B Preferred Stock if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Our existing bank credit facility loan agreement prohibits the payment of dividends if we are in default under the terms of our bank credit facility or if our outstanding borrowing exceeds our borrowing base (as defined in the loan agreement).

Notwithstanding the foregoing, however, dividends on the shares of Series B Preferred Stock accrue regardless of whether:

•	our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are authorized by our board of directors.

Penalties as a result of our failure to maintain a listing on a national exchange	If we fail to maintain a national market listing for 180 days or more, then (i) the annual dividend rate on the Series B Preferred Stock will be increased to 12.00% per annum commencing on the 181st day of no national market listing; and (ii) holders of Series B Preferred Stock will have the voting rights described below. See “– Voting Rights.” When the Series B Preferred Stock is once again subject to a national market listing, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series B Preferred Stock is again no longer subject to a national market listing.

Penalties as a result of our failure to pay dividends	If we fail to pay cash dividends on the outstanding Series B Preferred Stock in full for any four consecutive or non-consecutive quarters, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series B Preferred Stock will be increased to 12.00% per annum, which we refer to as the “Penalty Rate,” commencing on the first day after the missed fourth quarterly payment; (ii) if we do not pay dividends in cash, dividends on the Series B Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange, which we collectively refer to as a “national market listing,” in the form of our fully-tradable registered common stock (based on the then prior 10-day weighted average daily trading price ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then subject to a national market listing, in the form of additional shares of Series B Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series B Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. See “– Voting Rights.” When we have paid cash dividends at the Penalty Rate for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay a cash dividend for any future quarter.

Special Redemption - Change of Ownership or Control	Following a “Change of Ownership or Control” of us by a person or entity other than by a “Qualifying Public Company,” we (or the acquiring entity) will be required to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred for cash, at the price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date.

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series B

Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series B Preferred Stock pursuant to the special redemption provisions listed above.

To see how we define “Change of Ownership or Control” and “Qualifying Public Company” for this purpose, see “Description of Series B Preferred Stock — Redemption — Special Redemption upon Change of Ownership or Control” below.

Ranking	The Series B Preferred Stock ranks (i) senior to our common stock and any other junior shares that we may issue in the future; (ii) equal to any shares of parity stock that we may issue in the future; (iii) junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock); and (iv) junior to all our indebtedness.

Liquidation Preference	If we liquidate, dissolve or wind up operations, the holders of Series B Preferred Stock shall be entitled to receive dividends in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon, before any payments are made to the holders of our common stock and any other of our junior securities.

No Maturity or Mandatory Redemption	The Series B Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions, except under some circumstances upon a Change of Ownership or Control as described above. Accordingly, the shares of Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series B Preferred Stock.

Optional redemption	We may not redeem the Series B Preferred Stock prior to September 30, 2011, except following a “Change of Ownership or Control” as described below in this prospectus supplement. On or after September 30, 2011, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

Voting Rights

Holders of the Series B Preferred Stock will generally have no voting rights. However, if cash dividends on any outstanding Series B Preferred Stock are in arrears for any four consecutive or non-consecutive quarterly periods, or if we fail to maintain the listing of the Series B Preferred Stock on a national exchange for 180 consecutive days, the holders of the Series B Preferred Stock, voting separately as a class with holders of all other series of parity shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to serve on our board of directors in addition to those directors then serving on our board of directors until such time as the Series B Preferred Stock becomes listed on a national exchange or the dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series B Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and all other shares of preferred stock similarly affected and entitled to vote, voting as a single class.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. We will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Securities Exchange Act.

Material U.S. federal income tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of Series B Preferred Stock are described in “U.S. Federal Income Tax Considerations.” You are encouraged to consult your tax advisor with respect to the U.S. federal income tax consequences of owning our Series B Preferred Stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Listing	Our Series B Preferred Stock trades on The New York Stock Exchange under the symbol “GMXR-PR.”

Form	The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

No conversion rights	The Series B Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Use of proceeds	We intend to use the net proceeds from the sale of the securities offered under this prospectus supplement after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, to repay a portion of the outstanding indebtedness under our revolving bank credit facility. In addition, to the extent permitted under our revolving bank credit facility, we may use proceeds to repay other indebtedness in lieu of repaying amounts under such credit agreement. For a more complete description of how we intend to use the proceeds of this offering, see “Use of Proceeds” beginning on page S-13 of this prospectus supplement.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement titled “Supplemental Risk Factors,” the risk factors set forth in the section of the accompanying prospectus titled “Risk Factors” and in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2009, and our quarterly reports on Form 10-Q for the quarters ended on March 31, 2010, June 30, 2010 and September 30, 2010 and the other information included in or incorporated by reference in this prospectus supplement before deciding whether to invest in our Series B Preferred Stock.

PRICE RANGE OF OUR SERIES B PREFERRED STOCK

On December 16, 2009, we transferred the listing of our Series B Preferred Stock from The NASDAQ Global Select Market to The New York Stock Exchange. The high and low sales prices for our Series B Preferred Stock as listed on The NASDAQ Global Select Market or The New York Stock Exchange, as applicable during the periods described below, were as follows:

	High	Low
Nine Months Ended September 30, 2010
First Quarter	$25.70	$20.00
Second Quarter	$23.90	$21.75
Third Quarter	$24.44	$21.50

Year Ended December 31, 2009
First Quarter	$20.21	$10.35
Second Quarter	$21.75	$13.15
Third Quarter	$21.87	$17.95
Fourth Quarter	$24.99	$20.85

Year Ended December 31, 2008
First Quarter	$26.95	$25.55
Second Quarter	$26.75	$25.66
Third Quarter	$26.63	$20.75
Fourth Quarter	$21.95	$15.10

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table contains our ratio of earnings to combined fixed charges and preference dividends for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference herein.

	Years Ended December 31,					Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges (1)	49.19	12.97	6.88	(9.37)	(8.86)	0.89
Insufficient coverage(2)	—	—	—	$150,011	$182,432	—
Ratio of earnings to combined fixed charges and preference dividends(1)	49.19	3.77	2.63	(6.77)	(7.10)	0.84
Insufficient coverage(2)	—	—	—	$155,561	$187,011	—

(1)	For purposes of determining the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends, earnings are defined as income before income taxes, plus fixed charges (excluding amortization of capitalized interest) less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and amortization of deferred financing costs. Preference dividends consist of dividends paid with respect to our outstanding preferred stock.
(2)	Dollars in thousands.

SUPPLEMENTAL RISK FACTORS

An investment in our preferred stock involves a number of risks. You should carefully consider each of the risks described below, together with the risk factors set forth in the section of the accompanying prospectus titled “Risk Factors” and in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010, the quarterly reports on Form 10-Q for the quarters ended on March 31, 2010, June 30, 2010 and September 30, 2010 and all of the other documents incorporated by reference into this prospectus or filed by us with the SEC after the date of this prospectus. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Relating to This Offering

The market value of the Series B Preferred Stock could be substantially affected by various factors.

The trading price of the Series B Preferred Stock may depend on many factors, including:

•	market liquidity;

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series B Preferred Stock to go down.

We could be prevented from paying dividends on the Series B Preferred Stock.

You will only receive cash dividends on the Series B Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series B Preferred Stock when payable. In addition, our existing bank credit facility restricts, and future debt, contractual covenants or arrangements we enter into may restrict or prevent, future dividend payments. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series B Preferred Stock. Furthermore, in some circumstances, we may pay dividends in stock rather than cash, and our stock price may be depressed at such time.

Our existing bank credit facility loan agreement prohibits the payment of dividends if we are in default under the terms of our bank credit facility loan agreement or if our outstanding borrowing exceeds our borrowing base (as defined in the loan agreement).

We or our successor may not have sufficient funds available to redeem the Series B Preferred Stock after a Change of Ownership or Control.

We depend to a large extent on the efforts and continued employment of Ken L. Kenworthy, Jr., our Chief Executive Officer. If Mr. Kenworthy does not continue his active, full-time employment, subject to the next sentence, this would constitute a Change of Ownership or Control, which would require us to redeem the Series B Preferred Stock. If Mr. Kenworthy ceases employment due to death or disability, then this would not be considered a Change of Ownership or Control so long as we hire or promote a replacement officer within four months. Please see the discussion set forth on page S-18 of this prospectus supplement under the caption “Description of Series B Preferred Stock — Redemption — Special Redemption upon Change of Ownership of Control.”

In addition, under the terms of our Series B Preferred Stock, within 90 days after the date on which a Change of Ownership or Control has occurred we (or the acquiring entity) are required to redeem all of the Series B Preferred Stock for cash at a specified redemption price, plus accrued and unpaid dividends, up to the redemption date, unless the acquiror is a Qualifying Public Company. For the complete definition of “Change of Ownership or Control” and “Qualifying Public Company” please see “Description of the Series B Preferred Stock – Redemption – Special Redemption upon Change of Ownership or Control” on page S-18 of this prospectus supplement.

If we do not have sufficient funding for such redemption or if we or our successor is contractually restricted from redeeming the Series B Preferred Stock, the redemption will not occur, and holders of Series B Preferred Stock will be required to seek legal recourse to obtain such redemption.

The Series B Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

The Series B Preferred Stock has not been rated by any nationally recognized statistical rating organization, and is subordinated to all of our existing and future debt. As of December 10, 2010, our total indebtedness was approximately $292 million. We may also incur additional indebtedness in the future to finance potential acquisitions or the development of new properties. In connection with our existing and future indebtedness, we may be subject to restrictive covenants or other provisions that may prevent payment on our Series B Preferred Stock or may otherwise limit our ability to make dividend or liquidation payments on our Series B Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series B Preferred Stock and would be required to be paid before any payments could be made to holders of our Series B Preferred Stock.

Holders of Series B Preferred Stock have limited voting rights.

Except as expressly stated in the certificate of designation governing the Series B Preferred Stock, as a holder of Series B Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets, except to the extent that such transaction materially adversely changes the express power, preferences, rights or privileges of the holders of Series B Preferred Stock. See “Description of the Series B Preferred Stock – Voting Rights.”

Future offerings of preferred stock may adversely affect the value of our Series B Preferred Stock.

We may issue additional shares of Series B Preferred Stock and/or other classes of preferred shares. The issuance of additional preferred shares on parity with or senior to our Series B Preferred Stock would dilute the interests of the holders of Series B Preferred Stock, and any issuance of preferred stock that is senior to the Series B Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series B Preferred Stock. None of the provisions relating to the Series B Preferred Stock contains any provisions affording the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series B Preferred Stock, so long as the terms and rights of the holders of Series B Preferred Stock are not materially and adversely changed.

You may be required to use other sources of funds to pay income taxes in respect of dividends received, or deemed to be received, on the Series B Preferred Stock in certain circumstances.

If we are required to pay dividends on the Series B Preferred Stock in shares of our common stock or additional shares of Series B Preferred Stock and this stock is not marketable at such time, you will be required to satisfy your income tax liability with respect to such dividends from other sources.

We plan to take the position that there is no accrual of income associated with the potential redemption premium payable in connection with certain “Changes of Ownership or Control,” as described in this prospectus supplement or as a result of the issuance of Series B Preferred Stock pursuant to this Prospectus Supplement at a price less than the redemption price. However, if the Internal Revenue Service disagrees with our position, you may be required to report as income the deemed distribution to you of a portion of the redemption premium, irrespective of whether it is paid by us.

For additional information concerning these matters, see “U.S. Federal Income Tax Considerations.”

Holders of the Series B Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series B Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series B Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series B Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series B Preferred Stock might decline.

For additional Information concerning these matters, see “U.S. Federal Income Tax Considerations”.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of Series B Preferred Stock offered under this prospectus supplement, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us, to repay a portion of the outstanding indebtedness under our revolving bank credit facility. In addition, to the extent permitted under our revolving bank credit facility, we may use proceeds to repay other indebtedness in lieu of repaying amounts under such credit agreement.

The interest rate on our revolving bank credit facility varies based on variations in the Prime or LIBOR rates, and was 3.25% per annum as of December 10, 2010. Our revolving bank credit facility matures in August 2012. In addition, we may automatically extend this maturity dated to July 8, 2013, if, on or prior to July 31, 2012, all of our $125 million aggregate principal amount of 5.00% convertible notes either have been fully converted to our common stock or have been paid in full with the proceeds of an equity offering or new debt with a maturity date no earlier than 180 days after July 8, 2013, and issued in compliance with the revolving bank credit facility.

DESCRIPTION OF SERIES B PREFERRED STOCK

The summary of certain terms and provisions of the Series B Preferred Stock contained in this prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to our certificate of incorporation, as amended, including the terms and provisions of the certificate of designation relating to the Series B Preferred Stock, which are incorporated by reference herein. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. Pursuant to this authority, our board of directors has established the terms of the Series B Preferred Stock, which are described below.

As of December 13, 2010, there were 6,000,000 shares of Series B Preferred Stock authorized and 2,000,000 shares of Series B Preferred Stock outstanding. The holders of the Series B Preferred Stock have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series B Preferred Stock is not subject to any sinking fund or other obligation of us to redeem or retire the Series B Preferred Stock, except as described below under “Redemption – Special Redemption upon Change of Ownership or Control.” Unless otherwise redeemed by us, the Series B Preferred Stock has a perpetual term with no maturity.

The shares of Series B Preferred Stock are listed on The New York Stock Exchange under the symbol “GMXR-PR.”

The Series B Preferred Stock is issued and maintained in book-entry form registered in the name of the nominee, The Depository Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

The transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock is Computershare Trust Company, N.A

Ranking

The Series B Preferred Stock ranks (i) senior to our common stock and any other junior shares that we may issue in the future; (ii) equal to any shares of parity stock that we may issue in the future; (iii) junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock); and (iv) junior to all our indebtedness.

Dividends

Holders of the Series B Preferred Stock are entitled to receive, when and as declared by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 9.25% per annum of the $25.00 per share liquidation preference, equivalent to $2.3125 per annum per share. Dividends on the Series B Preferred Stock accrue and are cumulative from, but excluding, the date of original issuance and are payable quarterly in arrears on or about the last calendar day of each March, June, September and December. Dividends payable on the shares of Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which is the 10th day preceding the applicable payment date, or such other date we establish no less than 10 days and no more than 30 days preceding the payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series B Preferred Stock if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law. Our existing bank credit facility loan agreement prohibits the payment of dividends if we are in default under the terms of our bank credit facility or if our outstanding borrowing exceeds our borrowing base (as defined in the loan agreement).

Notwithstanding the foregoing, however, dividends on the shares of Series B Preferred Stock accrue regardless of whether: (i) our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by our board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Series B Preferred Stock do not bear interest, and holders of the shares of Series B Preferred Stock are not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series B Preferred Stock are credited to the previously accrued dividends on the shares of Series B Preferred Stock. We credit any dividends made on the shares of Series B Preferred Stock first to the earliest accrued and unpaid dividend due.

We will not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other shares that rank junior to the shares of Series B Preferred Stock, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series B Preferred Stock for all past dividend periods.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series B Preferred Stock and all shares that rank on a parity with the shares of Series B Preferred Stock, the amount which we have declared will be allocated pro rata to the shares of Series B Preferred Stock and to each parity series of shares so that the amount declared for each share of Series B Preferred Stock and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

Failure to Make Dividend Payments

If we fail to pay cash dividends on the outstanding Series B Preferred Stock in full for any four consecutive or non-consecutive quarters, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full: (i) the annual dividend rate on the Series B Preferred Stock will be increased to 12.00% per annum, which we refer to as the “Penalty Rate,” commencing on the first day after the missed fourth quarterly payment; (ii) if we do not pay dividends in cash, dividends on the Series B Preferred Stock, including all accrued but unpaid dividends, will be paid either (a) if our common stock is then listed or quoted on the New York Stock Exchange, or The NASDAQ Global, Global Select or Capital Market, or a comparable national exchange, which we collectively refer to as a “national market listing,” in the form of our fully-tradable registered common stock (based on the then prior 10-day weighted average daily trading price ending on the business day immediately preceding the payment) and cash in lieu of any fractional share, or (b) if our common stock is not then subject to a national market listing, in the form of additional shares of Series B Preferred Stock with a liquidation value equal to the amount of the dividend and cash in lieu of any fractional share; and (iii) the holders of our Series B Preferred Stock will have the voting rights described below, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. See “– Voting Rights.” When we have paid cash dividends at the Penalty Rate for an additional two consecutive quarters, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless we again fail to pay a cash dividend for any future quarter.

We are required by the terms of the certificate of designation governing the Series B Preferred Stock to reserve a sufficient number of shares of our common stock or Series B Preferred Stock for the payment of dividends in additional shares of our common stock or Series B Preferred Stock.

Failure to Maintain National Market Listing of Series B Preferred Stock

If we fail to maintain a national market listing for 180 days or more, then (i) the annual dividend rate on the Series B Preferred Stock will be increased to 12.00% per annum commencing on the 181st day of no national market listing; and (ii) holders of Series B Preferred Stock will have the voting rights described below. See “– Voting Rights.” When the Series B Preferred Stock is once again subject to a national market listing, the dividend rate will be restored to the stated rate and the foregoing provisions will not be applicable, unless the Series B Preferred Stock is again no longer subject to a national market listing.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any dividend or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to the Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series B Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating dividends in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating dividends on all outstanding Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating dividends to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

The certificate of designation governing the Series B Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Preferred Stock, even though this amount is substantially in excess of the par value of the Series B Preferred Stock.

Redemption

General

We may not redeem the Series B Preferred Stock prior to September 30, 2011, except following a “Change of Ownership or Control” as described below in this prospectus supplement. On or after September 30, 2011, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all Series B Preferred Stock and all stock ranking on a parity with the Series B Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up (referred to as parity shares) shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock or shares of parity stock shall be redeemed unless all outstanding Series B Preferred Stock and shares of parity stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock or shares of parity stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and shares of parity stock. Furthermore, unless full cumulative dividends on all outstanding Series B Preferred Stock and shares of parity stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock or shares of parity stock (except by conversion into or exchange for our stock ranking junior to the Series B Preferred Stock and shares of parity stock as to dividends and upon liquidation).

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series B Preferred Stock, such shares shall no longer be deemed to be outstanding, and all of your rights as a holder of shares of Series B Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series B Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price of $25.00 per share of Series B Preferred Stock, plus any accrued and unpaid dividends through the date of redemption; (iv) the place or places where certificates for Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the Series B Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted for trading. If fewer than all outstanding shares of Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series B Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series B Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series B Preferred Stock at the end of six months after the redemption date will be returned to us by such bank or trust company. If we make such a deposit, shares of the Series B Preferred Stock shall not be considered outstanding for purposes of voting or determining shares entitled to vote on any matter on or after the date of such deposit.

On or after the date fixed for redemption, each holder of shares of Series B Preferred Stock must present and surrender each certificate representing his Series B Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Preferred Stock as the owner thereof, each surrendered certificate will be canceled and the shares will be retired and restored to the status of undesignated, authorized shares of preferred stock.

If we redeem any shares of Series B Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

Special Redemption upon Change of Ownership or Control

Following a “Change of Ownership or Control” of us by a person or entity other than by a “Qualifying Public Company,” we (or the acquiring entity) will be required to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the date on which the Change of Ownership or Control has occurred for cash, at the price of $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared), up to the redemption date.

A Change of Ownership or Control of us by a Qualifying Public Company will not require a mandatory redemption of the Series B Preferred Stock, but such Qualifying Public Company will have the right for a period of 90 days after a Change of Ownership or Control to redeem the Series B Preferred Stock pursuant to the special redemption provisions listed above.

A “Change of Ownership or Control” shall be deemed to have occurred on the date (i) that a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of our company; (ii) that we sell, transfer or otherwise dispose of all or substantially all of our assets; (iii) that we permit or suffer a change in our key management, meaning the continued active full time employment of Ken Kenworthy, Jr. (as Chief Executive Officer); provided, however, that the cessation of active employment of Mr. Kenworthy due to death or disability, shall not be considered a “Change of Ownership or Control” so long as we hire or promote a replacement officer within four months; or (iv) of the consummation of a merger or share exchange of our company with another entity where our shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the corporation issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

A “Qualifying Public Company” is defined as a company with common stock that is subject to a national market listing, which, on a pro-forma combined basis with us, had an EBITDA(X)-to-Interest Expense Plus Preferred Dividends ratio of at least 2.0-to-1.0 for the 12-month period ending as of the end of the Qualifying Public Company’s fiscal quarter immediately preceding the Change of Ownership or Control.

The term “EBITDA(X)” as used in the Series B Preferred Stock means the sum of: (i) net income for that period, plus (ii) any extraordinary loss and other expenses not considered to be operating in nature reflected in such net income, minus (iii) any extraordinary gain, interest income and other income not considered operating in nature reflected in such net income, plus (iv) depreciation, depletion, amortization and all other non-cash expenses for that period, plus (v) all interest, fees, charges and related expenses paid or payable (without duplication) for that period to a lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under generally accepted accounting principles, together with the portion of rent paid or payable (without duplication) for that period under capital lease obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (vi) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (vii) the amounts classified as exploration expense and dry hole costs for a company following the successful efforts method of accounting.

Voting Rights

Except as indicated below, the holders of Series B Preferred Stock have no voting rights.

If and whenever either (i) four consecutive or non-consecutive quarterly dividends payable on the Series B Preferred Stock or any shares of parity stock are in arrears (which, for any quarterly dividend, means that such dividend has not been paid in full), whether or not earned or declared, or (ii) the Series B Preferred Stock is not subject to a national market listing for a period of 180 days, the number of directors then constituting our board of directors will be increased by two, and the holders of Series B Preferred Stock, voting together as a class with the holders of any other series of parity stock upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of shareholders, or special meeting held in place thereof, or a special meeting of the holders of Series B Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series B Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of shareholders until all such dividends and all dividends for the current quarterly period on the Series B Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment for two consecutive quarterly periods, or until the Series B Preferred Stock is again subject to a national market listing, as applicable. The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding Series B Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to (i) amend our certificate of incorporation to affect materially and adversely the rights, preferences or voting power of the holders of the Series B Preferred Stock or the voting preferred shares, (ii) enter into a share exchange that affects the Series B Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of Series B Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the Series B Preferred Stock (except for changes that do not materially and adversely affect the holders of the Series B Preferred Stock) or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, we may create additional classes of parity shares and shares ranking junior to the Series B Preferred Stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number of shares of Series B Preferred Stock, parity shares and junior shares and issue additional shares of Series B Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series B Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series B Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds have been deposited in trust to effect such redemption.

Except as provided above, the holders of Series B Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our certificate of incorporation.

Conversion

The shares of Series B Preferred Stock are not convertible into or exchangeable for any of our other property or securities.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. We will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Securities Exchange Act.

Book-Entry Procedures

The Depository Trust Company, which we refer to herein as DTC, will act as securities depositary for the Series B Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series B Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series B Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series B Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series B Preferred Stock on DTC’s records. You, as the actual owner of the Series B Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series B Preferred Stock is credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series B Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series B Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series B Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our certificate of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the outstanding shares of Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series B Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series B Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series B Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series B Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations that may be applicable to U.S. holders (as defined below) with respect to the purchase, ownership and disposition of the Series B Preferred Stock offered by this prospectus supplement. The following discussion is intended to address only those U.S. federal income tax considerations that are generally relevant to purchasers who purchase and hold the Series B Preferred Stock as a capital asset. This discussion does not describe all of the tax consequences that may be relevant to each purchaser or holder of Series B Preferred Stock in light of its particular circumstances. For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a shareholder subject to special treatment under the U.S. federal income tax laws, including without limitation insurance companies, pension or other employee benefit plans, financial institutions or broker-dealers, persons holding Series B Preferred Stock as part of a hedging or conversion transaction or straddle, tax-exempt organizations, or foreign corporations, pass-thru entities or investors in pass-thru entities and persons who are not citizens or residents of the United States.

This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, current administrative interpretations and positions of the Internal Revenue Service and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis or to different interpretations.

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of our Series B Preferred Stock and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Series B Preferred Stock, the U.S. federal income tax treatment of a partner of that partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our Series B Preferred Stock, you are encouraged to consult your tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our Series B Preferred Stock.

You are encouraged to consult your own tax advisors as to any federal, state, local, foreign or other tax consequences associated with the purchase, ownership and disposition of the Series B Preferred Stock, in light of your personal investment circumstances.

Tax Considerations for U.S. Holders of Series B Preferred Stock

Distributions in General. The amount of any distribution or constructive distribution to you with respect to the Series B Preferred Stock generally will be treated as a dividend, taxable as ordinary income to you, to the extent of our current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce your tax basis in the Series B Preferred Stock, and any excess will be treated as gain from the disposition of the Series B Preferred Stock, the tax treatment of which is discussed below under “Disposition of Series B Preferred Stock, Including Redemptions.” We do not have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series B Preferred Stock to qualify as dividends for U.S. federal income tax purposes.

Dividends received by individual holders of Series B Preferred Stock will generally be subject to a reduced maximum tax rate of 15 percent if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. However, under current law, such preferential tax treatment only applies for taxable years beginning before January 1, 2011. Unless extended by further legislation, for taxable years beginning after December 31, 2010, the rate applicable to dividends is scheduled to return to the rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that the individual stockholder elects to treat the dividends as “investment income,” which may be offset against investment interest expense. Furthermore, the rate reduction does not apply to dividends that are paid to individual stockholders with respect to the Series B Preferred Stock that is held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the Series B Preferred Stock becomes ex-dividend. Individual stockholders are encouraged to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporations generally will be eligible for the dividends-received deduction. Each domestic corporate holder of Series B Preferred Stock is encouraged to consult with its tax advisors with respect to the eligibility for and amount of any dividends-received deduction.

Distributions of Additional Shares of Common Stock or Series B Preferred Stock. As discussed under “Description of Series B Preferred Stock – Dividends – Failure to Make Dividend Payments” and “Description of Series B Preferred Stock – Dividends – Failure to Maintain National Market Listing of Series B Preferred Stock,” the certificate of designation governing the Series B Preferred Stock requires us to pay dividends on the Series B Preferred Stock “in-kind” in shares of our common stock or additional shares of Series B Preferred Stock in certain circumstances. Such dividend distributions of shares of common stock or additional shares of Series B Preferred Stock will be treated as taxable distributions in the same manner as cash distributions. The amount of the distribution and the basis of the shares of common stock or Series B Preferred Stock received will equal the fair market value of such shares on the distribution date.

Additionally, if the Series B Preferred Stock is issued at a price less than the redemption price, because we may call for the redemption of the Series B Preferred Stock under certain circumstances, the holder of the Series B Preferred Stock may be treated as receiving periodically a constructive distribution of additional stock on the Series B Preferred Stock. Under Treasury regulations, such constructive distribution would be required if, based on all of the facts and circumstances as of the issue date, the redemption pursuant to our right to redeem the Series B Preferred Stock is more likely than not to occur. The Treasury regulations provide that an issuer’s right to redeem will not be treated as more likely than not to occur if: (i) the issuer and holder of the stock are not related within the meaning of Section 267(b) or Section 707(b) of the Internal Revenue Code (substituting “20 percent” for the phrase “50 percent”); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield on the stock determined using principles applicable to the determination of original issue discount under the Internal Revenue Code and the Treasury regulations. We believe that our right to call for the redemption of the Series B Preferred Stock should not be treated as more likely than not to occur applying the foregoing test, and as a result, no constructive distribution should be required.

Also, under Treasury regulations, a constructive distribution would be required if, we are obligated to redeem the Series B Preferred Stock at a specified time unless such obligation is subject to a contingency that is beyond the legal or practical control of the holder or holders as a group and that based on all of the facts and circumstances renders remote the likelihood of redemption. Our obligation to redeem the Series B Preferred Stock upon a Change of Ownership or Control by other than a Qualifying Public Company may be treated as a mandatory redemption of the stock at a specified time. However, we believe that such a contingency is beyond the legal or practical control of the holder or holders of the Series B Preferred Stock. In this regard, a Change of Ownership or Control occurs upon the date that (a) a person or group becomes the beneficial owner of more than 50% of the total voting power of our total voting stock, (b) a sale or transfer of substantially all of our assets, (c) we permit or suffer a change in our key management or (d) a merger or share exchange in which members of our board of directors immediately prior to the merger would not constitute a majority of the directors of the surviving company or our shareholders immediately prior to the merger or share exchange would own less than 50% of the voting stock of the surviving corporation. The Series B Preferred Stock does not possess voting rights except in limited instances including those in which we have failed to pay cash dividends on the Series B Preferred Stock for four consecutive or non-consecutive quarterly periods or the Series B Preferred Stock is no longer listed on a national exchange. In those limited instances, the Series B Preferred Stock holders would have the right to appoint two directors to our board of directors. We do not believe that the holders of the Series B Preferred Stock by reason of holding such stock possess the power or authority to require a Change of Ownership or Control.

Disposition of Series B Preferred Stock, Including Redemptions. Upon a sale or other taxable disposition of Series B Preferred Stock, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other taxable disposition of the Series B Preferred Stock and your adjusted tax basis in such Series B Preferred Stock. The capital gain or loss will be long-term capital gain or loss if your holding period for the Series B Preferred Stock is longer than one year. You are encouraged to consult your own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and noncorporate taxpayers.

A redemption of shares of Series B Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, you generally will recognize long-term capital gain or loss, if such shares have a holding period in excess of one year, equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Series B Preferred Stock redeemed, except to the extent that any cash received is attributable to accrued but unpaid dividends on the Series B Preferred Stock, which generally will be subject to the rules discussed above in “– Distributions in General.” A payment made in redemption of Series B Preferred Stock may be treated as a dividend, rather than a payment in exchange for the Series B Preferred Stock, unless the redemption:

•	results in a “complete redemption” of your stock interest in our company under Section 302(b)(3) of the Internal Revenue Code;

•	is a “substantially disproportionate” redemption with respect to you under Section 302(b)(2) of the Internal Revenue Code; or

•	is “not essentially equivalent to a dividend” with respect to you under Section 302(b)(1) of the Internal Revenue Code.

In determining whether any of these tests has been met, you must take into account not only shares of Series B Preferred Stock and our common stock that you actually own, but also shares that you constructively own within the meaning of Section 318 of the Internal Revenue Code.

A redemption will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in your stock interest in our company, which will depend on your particular facts and circumstances at such time. If, as a result of the redemption, your relative stock interest in our company is minimal, you exercise no control over our corporate affairs, and you suffer a reduction in your proportionate interest in our company, including any stock you constructively own, you generally should be regarded as having suffered a meaningful reduction in your interest in our company.

Satisfaction of the “complete redemption” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Internal

Revenue Code. A redemption will result in a “complete redemption” if either all of our stock you actually and constructively own is exchanged in the redemption or all of our stock you actually own is exchanged in the redemption and you are eligible to waive, and you effectively waive, the attribution of our stock you constructively own in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code. A redemption does not qualify for the “substantially disproportionate” exception if the stock redeemed is only non-voting stock, and for this purpose, stock which does not have voting rights until the occurrence of an event is not voting stock until the occurrence of the specified event. Accordingly, any redemption of Series B Preferred Stock will likely not qualify for this exception because the voting rights are limited as provided in the “Description of Series B Preferred Stock – Voting Rights”.

Each U.S. holder of Series B Preferred Stock is encouraged to consult its own tax advisors to determine whether a payment made in redemption of Series B Preferred Stock will be treated as a dividend or as payment in exchange for the Series B Preferred Stock. If the redemption does not constitute a sale or exchange, your receipt of cash will be treated as a taxable distribution. For information about the U.S. federal income tax consequences of the receipt of a distribution, see generally “– Distributions in General” above. If a redemption is treated as a dividend, your tax basis in the shares of Series B Preferred Stock redeemed should be added to your basis in any other shares of our stock you actually or constructively own.

Healthcare Legislation. Recently enacted legislation requires certain U.S. stockholders who are individuals, estates or trusts to pay an additional 3.8% medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock in taxable years beginning after December 31, 2012. You are encouraged to consult your own tax advisor regarding the effect of this legislation on an investment in the Series B Preferred Stock.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments of dividends on the Series B Preferred Stock and to certain payments of proceeds on the sale, redemption or other taxable disposition of the Series B Preferred Stock. Certain non-corporate U.S. holders may be subject to backup withholding (currently at a rate of 28%) on payments of dividends on the Series B Preferred Stock and to certain payments of proceeds on the sale, redemption or other taxable disposition of the Series B Preferred Stock unless the beneficial owner of such Series B Preferred Stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to you may be allowed as a refund or credit against your U.S. federal income tax, which may entitle you to a refund, provided that you timely furnish the required information to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Sales Agreement with MLV

We have entered into a sales agreement with MLV pursuant to which we may issue and sell shares of Series B Preferred Stock from time to time through MLV, as our non-exclusive sales manager. The form of the sales agreement has been filed as an exhibit to the Company’s current report on Form 8-K filed by us with the SEC on December 14, 2010, and is incorporated by reference into this prospectus supplement. The sales, if any, of Series B Preferred Stock made under the sales agreement will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices including sales made directly on The New York Stock Exchange, or sales made through a market maker other than on an exchange. MLV will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and us.

MLV will sell the shares of Series B Preferred Stock subject to the sales agreement from time to time as agreed upon by us and MLV. Each time we wish to issue and sell shares of Series B Preferred Stock, we will notify MLV of the proposed terms of the placement. Subject to the terms and conditions of the sales agreement, including agreement by MLV of the terms of the placement, MLV will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell all of the designated shares of Series B Preferred Stock. We may instruct MLV not to sell shares of Series B Preferred Stock if the sales cannot be effected at or above the price designated by us in any such instruction. MLV will not be obligated to attempt to sell shares if the market price is below the designated price. We or MLV may suspend the offering of shares of Series B Preferred Stock upon proper notice and subject to other conditions.

Under the terms of the sales agreement, MLV, will be compensated in an amount up to 5% of gross proceeds from the sales of shares of Series B Preferred Stock, as detailed through side letter agreements mutually agreed upon by us and MLV from time to time. The remaining sales proceeds, after deducting offering expenses and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares. We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $100,000.

Settlement for sales of Series B Preferred Stock will occur on the third trading day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of Series B Preferred Stock on our behalf, MLV is an “underwriter” within the meaning of the Securities Act, and compensation to MLV constitutes underwriting commissions. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. MLV may engage in transactions with, or perform services for, us in the ordinary course of business.

The offering of Series B Preferred Stock in accordance with the sales agreement will terminate upon the earlier of:

•	the sale of all shares of Series B Preferred Stock subject to the sales agreement; or

•	the termination of the sales agreement.

The sales agreement may be terminated by us or MLV at any time upon ten days prior written notice.

Additional Information

The form of the securities purchase agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the SEC in connection with this offering.

The transfer agent for our Series B Preferred Stock to be issued in this offering is The transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock is Computershare Trust Company, N.A.

Our Series B Preferred Stock is traded on The New York Stock Exchange under the symbol “GMXR-PR.”

LEGAL MATTERS

The validity of the shares of our Series B Preferred Stock in this offering and certain other legal matters relating to this offering will be passed upon for us by Crowe & Dunlevy, A Professional Corporation, and certain other legal matters relating to this offering will be passed upon for us by Andrews Kurth LLP. Certain legal matters in connection with the securities offered hereby will be passed upon for MLV by DLA Piper LLP (US).

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2009 incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008, before the effects of the adjustments to retrospectively apply the change in accounting described in Note C, (not separately included or incorporated by reference in the Prospectus) have been audited by Smith, Carney & Co., p.c., an independent registered public accounting firm. The adjustments to those financial statements to retrospectively apply the change in accounting principle described in Note C have been audited by Grant Thornton LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the reports of (i) Smith, Carney & Co., p.c. solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the change in accounting described in Note C and (ii) Grant Thornton LLP solely with respect to the adjustments to those financial statements to retrospectively apply the change in accounting described in Note C, given on the authority of such firms as experts in auditing and accounting.

This historical reserve information as of December 31, 2009, prepared by MHA Petroleum Consultants, Inc., referred to in this prospectus supplement has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

GMX RESOURCES INC.

$500,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Guarantees

Units

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we issue under this prospectus may be guaranteed by one or more of our subsidiaries.

The aggregate initial offering price of the securities that we will offer will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in our securities involves risks. You should read this prospectus and any prospectus supplement carefully before you invest, including the “Risk Factors” beginning on page 4 of this prospectus.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GMXR.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 25, 2008

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “GMX,” “we” or “our” are to GMX Resources Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, (405) 600-0711.

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

INCORPORATION BY REFERENCE

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

The following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008;

•	our Current Report on Form 8-K filed with the SEC on April 7, 2008;

•	our Current Report on Form 8-K filed with the SEC on March 5, 2008;

•	our Current Report on Form 8-K filed with the SEC on February 15, 2008;

•	our Current Report on Form 8-K filed with the SEC on February 11, 2008;

•	our Current Report on Forms 8-K and 8-K/A filed with the SEC on February 1, 2008;

•	our Current Report on Form 8-K filed with the SEC on January 25, 2008;

•	our Current Report on Form 8-K filed with the SEC on January 23, 2008;

•	our Current Report on Form 8-K filed with the SEC on January 8, 2008;

•

the description of our common stock and preferred stock purchase rights contained in our Registration Statements on Forms 8-A12G, filed with the SEC on February 8, 2001 (as amended on February 13, 2001, May 18, 2005 and February 21, 2008), including any amendments or reports filed for the purpose of updating such description; and

•

the description of our Series B Preferred Stock contained in our Registration Statement on Form 8-A12B filed with the SEC on August 8, 2006, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the SEC in accordance with SEC rules and regulations) subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus at no cost to the requestor. Inquiries should be directed to: Michael Rohleder, Vice-President, Corporate Development and Investor Relations, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, (405) 600-0711.

FORWARD-LOOKING STATEMENTS

All statements made in this prospectus other than purely historical information are “forwardlooking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and natural gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this prospectus are subject to all the risks and uncertainties that are described in this document. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty and are not taken into consideration in the forward-looking statements.

For all of these reasons, actual results may vary materially from the forward-looking statements, and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward-looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.

There are a number of risks that may affect our future operating results and financial condition. These are described below, beginning on page 4.

THE COMPANY

GMX Resources Inc. is a “pure play” independent oil and natural gas exploration and production company focused on the development of unconventional Cotton Valley natural gas sands in the Sabine Uplift of the Carthage, North Field of Harrison and Panola counties of East Texas.

Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

RISK FACTORS

Your investment in our securities involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our securities is appropriate for you.

The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to GMX

The loss of our President or other key personnel could adversely affect us.

We depend to a large extent on the efforts and continued employment of Ken L. Kenworthy, Jr., our President and Chief Executive Officer. The loss of his services could adversely affect our business. In addition, if Mr. Kenworthy resigns or we terminate him as our president, we would be in default under our revolving bank credit facility, and we would also be required to offer to repurchase all of our secured notes and outstanding Series B Preferred Stock. If Mr. Kenworthy dies or becomes disabled, we would be required to offer to repurchase all of our outstanding Series B Preferred Stock, and unless we appoint a successor acceptable to our secured creditors within four months of Mr. Kenworthy’s death or disability, we would also be in default under our revolving bank credit facility and required to offer to repurchase all of our secured notes.

Our wells produce oil and natural gas at a relatively slow rate.

We expect that our existing wells and other wells that we plan to drill on our existing properties will produce the oil and natural gas constituting the reserves associated with those wells over a period of between 15 and 70 years. By contrast, natural gas wells located in other areas of the United States, such as offshore Gulf coast wells, may produce all of their reserves in a shorter period, for example, four to seven years. Because of the relatively slow rates of production of our wells, our reserves will be affected by long term changes in oil or gas prices or both, and we will be limited in our ability to anticipate any price declines by increasing rates of production. We may hedge our reserve position by selling oil and natural gas forward for limited periods of time, but we do not anticipate that, in declining markets, the price of any such forward sales will be attractive.

Our future performance depends upon our ability to obtain capital to find or acquire additional oil and natural gas reserves that are economically recoverable.

Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. The business of exploring for, developing or acquiring reserves is capital intensive. Our ability to make the necessary capital investment to maintain or expand our oil and natural gas reserves is limited by our relatively small size. Further, our East Texas joint development partner, Penn Virginia Oil & Gas, L.P., may propose drilling that would require more capital than we have available from cash flow from operations or our revolving bank credit facility. In such case, we would be required to seek additional sources of financing or limit our participation in the additional drilling. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reserves will be encountered.

We have not paid dividends and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends on our common stock will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and other factors. The declaration and payment of any future dividends on our common stock is currently prohibited by our revolving bank credit facility and secured note agreement and may be similarly restricted in the future.

Hedging our production may result in losses or limit potential gains.

We enter into hedging arrangements to limit our risk to decreases in commodity prices and as required under our secured note agreement. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

•	production is less than expected;

•	the counter-party to the hedging contract defaults on its contact obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. If we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors, who may or may not engage in hedging arrangements.

Our revolving bank credit facility and secured note agreement contain certain covenants that may inhibit our ability to make certain investments, incur additional indebtedness and engage in certain other transactions, which could adversely affect our ability to meet our future goals. If our revolving bank credit facility or our secured note agreement were to be accelerated, we may not have sufficient liquidity to repay our indebtedness in full.

Our revolving bank credit facility and secured note agreement each include certain covenants that, among other things, restrict:

•	our investments, loans and advances and the paying of dividends on common stock and other restricted payments;

•	our incurrence of additional indebtedness;

•	the granting of liens, other than liens created pursuant to the credit facility and certain permitted liens;

•	mergers, consolidations and sales of all or substantial part of our business or properties; and

•	the hedging, forward sale or swap of our production of crude oil or natural gas or other commodities.

Our revolving bank credit facility and secured note agreement require us to maintain certain financial ratios, such as leverage ratios. All of these restrictive covenants may restrict our ability to expend or pursue our business strategies. Our ability to comply with these and other provisions of our credit facility and secured note agreement may be impacted by changes in economic or business conditions, results of operations or events beyond our control. The breach of any of these covenants could result in a default under our credit facility and secured note agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under our revolving bank credit facility and secured note agreement, together with accrued interest, to be due and payable. If we were unable to repay such borrowings or interest, our lenders could proceed against their collateral. If the indebtedness under our revolving bank credit facility or secured note agreement were to be accelerated, our convertible senior notes due 2013 would also be accelerated and we may not have sufficient liquidity to repay our indebtedness in full.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and stock price.

We have evaluated our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We have performed the system and process evaluation and testing required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As of December 31, 2006, we were required to comply with Section 404. Upon completion of this process, we did not identify control deficiencies under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. Failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. If we were to experience operational problems resulting in the curtailment of production in a material number of our wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

A majority of our production, revenue and cash flow from operating activities is derived from assets that are concentrated in a geographic area.

Approximately 99% of our estimated proved reserves at December 31, 2007 and a similar percentage of our production during 2007 were associated with our East Texas wells. Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations and have an adverse effect on the market price of our equity securities.

Risks Related to the Oil and Natural Gas Industry

A substantial decrease in oil and natural gas prices would have a material impact on us.

Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow. Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow under our revolving bank credit facility is subject to periodic redeterminations based on the valuation by our banks of our oil and natural gas reserves, which will depend on oil and natural gas prices used by our banks at the time of determination. In addition, we may have full-cost ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions, and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and natural gas prices do not necessarily move in tandem. Because approximately 94% of our reserves at December 31, 2007 are natural gas reserves, we are more affected by movements in natural gas prices.

We may encounter difficulty in obtaining equipment and services.

Higher oil and natural gas prices and increased oil and natural gas drilling activity generally stimulate increased demand and result in increased prices and unavailability for drilling rigs, crews, associated supplies, equipment and services. While we have recently been successful in acquiring or contracting for services, we could experience difficulty obtaining drilling rigs, crews, associated supplies, equipment and services in the future. These shortages could also result in increased costs or delays in timing of anticipated development or cause interests in oil and natural gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans or at costs that will be as estimated or acceptable to us.

Estimates of proved natural gas and oil reserves and present value of proved reserves are not precise.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data included in this report represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and natural gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and natural gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, results of future development, operating and development costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.

At December 31, 2007, approximately 64% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates include the assumption that we will make significant capital expenditures of $555.7 million to develop these reserves, including $154.1 million in 2008. However, these estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.

We may incur write-downs of the net book values of our oil and natural gas properties that would adversely affect our shareholders’ equity and earnings.

The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and natural gas properties, less related deferred income taxes, to a calculated “ceiling.” The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and natural gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and natural gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders’ equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.

Operational risks in our business are numerous and could materially impact us.

Our operations involve operational risks and uncertainties associated with drilling for, and production and transportation of, oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

•	the presence of unanticipated pressure or irregularities in formations;

•	accidents;

•	title problems;

•	weather conditions;

•	compliance with governmental requirements;

•	shortages or delays in the delivery of equipment;

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties; and

•	other losses resulting in suspension of our operations.

In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability and commercial umbrella policy. We do not maintain insurance for damages arising out of exposure to radioactive material. Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

Governmental regulations could adversely affect our business.

Our business is subject to certain federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations have increased the costs of our operations. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.

Environmental liabilities could adversely affect our business.

In the event of a release of oil, natural gas or other pollutants from our operations into the environment, we could incur liability for any and all consequences of such release, including personal injuries, property damage, cleanup costs and governmental fines. We could potentially discharge these materials into the environment in several ways, including:

•	from a well or drilling equipment at a drill site;

•	leakage from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, cratering and explosions.

In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination that we have not yet discovered relating to the acquired properties or our other properties.

To the extent we incur any environmental liabilities, it could adversely affect our results of operations or financial condition.

Competition in the oil and natural gas industry is intense, and we are smaller than many of our competitors.

We compete with major integrated oil and natural gas companies and independent oil and natural gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Risks Related to Our Common Stock

Shares eligible for future sale may depress our stock price.

As of March 10, 2008, we had 16,019,136 shares of common stock outstanding of which 2,395,953 shares were held by affiliates (in addition, 574,000 shares of common stock were subject to outstanding options granted under our stock option plan of which 114,500 shares were vested as of December 31, 2007). All of the shares of common stock held by our affiliates are restricted or control securities eligible for resale under Rule 144 promulgated under the Securities Act. The shares of our common stock issuable upon exercise of the stock options have been registered under the Securities Act. In addition, we have agreed to register for public offering up to 3,846,150 shares of our common stock that may be borrowed under the share lending agreement entered into in February 2008 concurrently with the pricing of the convertible senior notes due 2013. Shares that we lend under the share lending agreement may be returned to us by the share borrower and reborrowed during the term of the share lending agreement. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Global Select Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the natural gas and crude oil industry.

Future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our shareholders. We are currently authorized to issue 50,000,000 shares of common stock on such terms as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our preferred stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

The issuance of our common stock pursuant to a share lending agreement, including sales of the shares that we will lend, and other market activity related to the share lending agreement may lower the market price of our common stock.

In connection with our offering of convertible senior notes in February 2008, we entered into a share lending agreement with an affiliate (the “share borrower”) of Jefferies & Company, Inc., one of the initial purchasers of the notes. We agreed to lend up to 3,846,150 shares of our common stock to the share borrower, of which 2,140,000 shares of our common stock were sold in February 2008 in a fixed price offering and up to 1,706,150 additional shares of our common stock may be sold in an at-the-market offering following the fixed price offering, both offerings registered under the Securities Act. n February 2008, we loaned 600,000 of the at-the-market shares, and in March 2008, we loaned an additional 500,000 of the at-the-market shares. To the extent we lend any additional shares to the share borrower, the share borrower will sell those additional shares to the public in an offering registered under the Securities Act.

Jefferies & Company, Inc. informed us that it, or its affiliates, used the short position created by the sale of our common stock in the fixed price offering to facilitate transactions by which investors in the notes may hedge their investment in the notes through privately negotiated derivative transactions (the “share loan hedges”). The share loan hedges are expected to unwind during an applicable observation period immediately prior to the maturity, repurchase or conversion of our convertible senior notes and to terminate on the last trading day of such observation period.

The increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement and sales of the borrowed shares could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by purchasers of our convertible senior notes to hedge their investment in the convertible senior notes from time to time. During any period immediately prior to the maturity, repurchase or conversion of our convertible senior notes, the share borrower, or its affiliates, and its counterparties to share loan hedges may engage in sales and purchases of our common stock in connection with the unwinding of the share loan hedges. In addition, during the term of the share loan hedges the counterparties thereto may engage in purchases or sales of shares of our common stock in connection with the hedging of their investment in our convertible senior notes. We cannot predict with certainty the effect, if any, that these future sales and purchases of our common stock will have on the market price of our common stock. However, sales of our common stock during such periods, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Our existing preferred stock has greater rights than our common stock, and we may issue additional preferred stock in the future.

We have one series of preferred stock outstanding. Although we have no current plans, arrangements, understandings or agreements to issue any additional preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Our existing preferred stock and any future preferred stock may also rank ahead of our common stock in terms of dividends and liquidation rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock. In addition, the issuance of convertible preferred stock may encourage short selling by market participants because the conversion of convertible preferred stock could depress the price of our common stock.

Our common stock is an unsecured equity interest in our company.

As an equity interest, our common stock is not secured by any of our assets. Therefore, in the event we are liquidated, the holders of our common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of our common stock.

Anti-takeover provisions in our organizational documents, our convertible senior notes, other outstanding debt and Oklahoma law could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our certificate of incorporation, bylaws and Oklahoma law may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	a shareholder rights plan;

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	prohibiting shareholders from amending our bylaws.

In addition, a change in control is an event of default under our revolving bank credit facility, and a change in control also requires us to offer to purchase our senior secured notes, our Series B Preferred Stock and our convertible senior notes.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

USE OF PROCEEDS

Unless we have indicated otherwise in the accompanying prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including working capital, repayment or reduction of debt, capital expenditures, and acquisitions of additional oil and gas properties.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference herein.

	Years Ended December 31,
	2003	2004	2005	2006	2007
Earnings to fixed charges*	2.2	2.6	25.7	13.0	6.9

*	Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expenses and amortization of deferred financing fees.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

As used in this section of the prospectus and under the caption “Description of Capital Stock,” the terms “we,” “our” and “us” mean GMX Resources Inc. only, and not its subsidiaries.

General

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct some of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred shareholders, except to the extent that we may ourselves be a creditor with recognized and unsubordinated claims against any subsidiary.

If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “—Subsidiary Guarantees.”

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

Each prospectus supplement will describe the following terms of the offered debt securities:

•	the title and type of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the dates on which the principal and premium (if any) of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any optional redemption periods;

•	any subordination and the terms thereof;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•

if other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of satisfaction or discharge of the debt securities;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	whether the debt securities will be secured or unsecured;

•	any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities.

Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form. The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “—Subordination.”

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Consolidation, Merger or Sale

The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Equal and Ratable Securitization

Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series are also equally and ratably secured. The subordinated securities have no such restrictive covenant.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Meetings

Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of Oklahoma.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share.

Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefor. Under the terms of our revolving credit facility and senior secured notes, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. We have designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with our Rights Plan.

We have also designated 3,000,000 of such shares as 9.25% Series B Cumulative Preferred Stock (“9.25% Preferred Stock”), of which 2,000,000 shares are issued and outstanding. The 9.25% Preferred Stock has a dividend preference of $2.3125 per share per year, for a total of $4,625,000, which must be satisfied before we may pay any dividends on any junior securities, including our common stock. The 9.25% Preferred Stock also has a liquidation preference entitling the holders thereof to receive the $25 stated value per share of 9.25% Preferred Stock, or a total of $50 million, plus all accrued and unpaid dividends prior to any funds being available for distribution in liquidation to the holders of our junior securities, including our common stock. We may redeem the 9.25% Preferred Stock at our option after September 30, 2011, and we are required to redeem the 9.25% Preferred Stock upon any change of control involving our Company other than to a qualifying public company or upon certain changes in our management that result in Ken L. Kenworthy, Jr. no longer serving as our Chief Executive Officer. The holders of 9.25% Preferred Stock have voting rights in certain limited circumstances.

The board of directors is authorized, without any further action by shareholders, to determine the rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Depository Shares

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depository Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depository Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depository Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to holders of depositary receipts.

Resignation and Removal of the Depository

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws, Oklahoma Law and our Rights Plan

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at an annual meeting of shareholders, not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. With respect to other business to be brought before an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The Oklahoma General Corporation Act (“OGCA”) provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares

Our amended and restated certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NASDAQ. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Bylaws

Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws do not permit shareholders to amend the bylaws.

Oklahoma Business Combination Statute

Under the terms of our amended and restated certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Section 1090.3 of the OGCA. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:

•

prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

•

on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

A “business combination” includes:

•	any merger or consolidation involving us and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

Because we have opted out of this Oklahoma anti-takeover law, any interested shareholder could pursue a business combination transaction that is not approved by our board of directors.

Oklahoma Control Share Statute

Under the terms of our certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Sections 1145 through 1155 of the OGCA, Oklahoma’s control share acquisition statute. In general, Section 1145 of the OGCA defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority of all voting power.

A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of the OGCA provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution according the shares the same voting rights as they had before they became control shares.” Section 1153 of the OGCA provides the procedures for obtaining shareholder consent of a resolution of an “acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

Because we have opted out of the Oklahoma control share statute, any shareholder holding control shares will have the right to vote his or its shares in full in the election of directors.

Rights Plan

In May 2005 our shareholders approved the principal terms of a “rights plan,” we entered into a rights agreement with UMB Bank, n.a. and we declared a dividend of one preferred share purchase “right” for each outstanding share of common stock. The rights trade with, and are inseparable from, our common stock. The rights are evidenced only by the certificates that represent shares of common stock. New rights accompany any new shares of common stock issued after May 31, 2005. ComputerShare Limited is the successor rights agent to UMB Bank, n.a. under the rights plan. The rights plan was amended on February 1, 2008, to increase the ownership threshold that causes the rights to be exercisable from 20% to 29%.

The rights plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all of our shareholders. The rights are intended to enable all of our shareholders to realize the long-term value of their investment in the Company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire us to negotiate with the board of directors prior to attempting a takeover.

The rights generally will be exercisable only if a person or group acquires 29% or more of our common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 29% or more of the common stock. However, Ken L. Kenworthy, Jr., our Chief Executive Officer, and his wife, Karen M. Kenworthy, who collectively currently own approximately 11.4% of the Company’s outstanding common stock, will not render the rights exercisable unless they collectively own more than 30% of our common stock.

If a person or group acquires 29% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, which is initially $65.00, a number of our common shares having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 29% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these rights.

Prior to the acquisition by a person or group of beneficial ownership of 29% or more of our common stock, the rights are redeemable for one cent per Right at the option of the board of directors. The rights expire on June 1, 2015.

The terms of the rights plan may be amended, or the rights plan may be terminated, by our board of directors without the consent of the holders of the rights. After a person or group becomes an Acquiring Person, our board of directors may not terminate the rights plan or amend the rights plan in a way that adversely affects holders of the rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number of amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares or warrants or any combination of such securities, including guarantees of any securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or (d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify, underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our underwriters, dealers, and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby and certain other legal matters relating to this offering will be passed upon for us by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

Our consolidated financial statements as of December 31, 2007 for the three years ended December 31, 2007 incorporated by reference in this registration statement have been audited by Smith, Carney & Co., p.c., an independent registered public accounting firm, as stated in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical reserve information as of December 31, 2007, prepared by MHA Petroleum Consultants, Inc., referred to in this prospectus supplement has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

GMX Resources Inc.

9.25% Series B Cumulative Preferred Stock

Liquidation Preference $25.00 Per Share

Having an Aggregate Offering Price of Up to $62,712,500

Prospectus Supplement

December 14, 2010